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                      January 19, 2023

       Lisa Harper
       Chief Executive Officer and Director
       Torrid Holdings Inc.
       18501 East San Jose Avenue
       City of Industry, CA 91748

                                                        Re: Torrid Holdings
Inc.
                                                            Form 10-K for the
Fiscal Year Ended January 29, 2022
                                                            Filed March 30,
2022
                                                            File No. 001-40571

       Dear Lisa Harper:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services